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                                                   Exhibit (i)(2)



                       SEWARD & KISSEL LLP
                     ONE BATTERY PARK PLAZA
                    NEW YORK, NEW YORK 10004

                    Telephone: (212) 574-1200
                    Facsimile: (212) 480-8421
                         www.sewkis.com


                                            February 27, 2001


Alliance Institutional Funds, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

         We have acted as counsel for Alliance Institutional Funds, Inc, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares of Class I Common Stock and Class II Common Stock, of Alliance Premier Growth Institutional Fund, Alliance Real Estate Investment Institutional Fund, Alliance Quasar Institutional Fund and Alliance Special Equity Institutional Fund, each a portfolio of the Company (the "Portfolios"), par value $.001 per share (each a "Class" and collectively the "Shares"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

         As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") on
February 27, 2001 (as so amended, the "Registration Statement") in which this letter is included as an exhibit. We have examined the Charter and By-laws of the Company and all amendments and supplements thereto and have relied upon a certificate of an officer of the Company certifying the resolutions of the Board of Directors of the Company authorizing the creation and sale and issuance of the Shares. We have also examined and relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.




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         Based on such examination, we are of the opinion that
the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the respective numbers of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

         We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bar in the State of New York and the District of Columbia.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information-Counsel" in the Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                  Very truly yours,


                                  /s/ Seward & Kissel LLP






















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